January 3rd, 2017

Houston American Energy Corp.

Attn: Mr. John P. Boylan, President

801 Travis, Suite 1425

Houston, TX 77002

Sent via-email: jpb@houstonamerican.com

RE:	Participation Agreement
WolfBone Prospect, Johnson & O’Brien Leases
Reeves County, Texas, containing 800 acres, more or less

Gentlemen:

This Letter Agreement (“Agreement”) dated January 3rd, 2017, but effective as of the date executed by all parties (the “Effective Date”), is made by and between Founders Oil & Gas III, LLC, a Delaware limited liability corporation, whose address is 113 Corporate Drive, Midland, TX 79705, (“Founders”) and Houston American Energy Corp., a Delaware corporation, whose address is 801 Travis, Suite 1425, Houston, TX 77002, (“Houston American”). Founders and Houston American are referred to herein individually as a “Party” or collectively as “Parties”. This Agreement shall evidence the agreement between the Parties concerning the acquisition of interests in certain oil and gas leases in and to the captioned land, the drilling of the initial test well (the “ITW”) and any subsequent well or wells (“Well”) on said lands and the operating and development as more particularly set forth herein.

Founders is the owner of the oil and gas leases identified on Exhibit A (the “Leases”) and lying within the boundaries of the lands identified on Exhibit A-1, (the “Prospect”) and Houston American desires to participate in the exploration, development and production of oil and gas from the Prospect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree that the exploration and development of the Prospect, the drilling of the ITW, and any exploration and development within the Prospect shall be governed by the terms of this Agreement and by a Joint Operating Agreement (“JOA”) entered into between the Parties in accordance with the terms of this Agreement.

January 3rd 2017

1.	Subject to the terms of this Agreement and upon receipt of the Lease Bonus amount of $5,500.00 per mineral acre x 25.00% interest, to be paid no later than February 28, 2017, Founders shall assign to Houston American an undivided Twenty-Five percent (25.00%) of 8/8th interest in the Leases (Houston American’s “WI”), subject to proportionate reduction language. The assignment to Houston American (“Assignment”) shall be in the form attached hereto as Exhibit B, and shall be subject to the terms and provisions of the Leases, the terms of this Agreement and its attachments, any subsequent JOA executed by the Parties, and shall be made with no warranty of title, except by, through and under Founders. The Assignment shall deliver at least a Seventy-Five percent (75.00%) net revenue interest in the Leases. In the event that any of the Leases require consent of the Lessor prior to any assignment of said Lease to a third party and such consent has not been acquired by February 28, 2017, the Parties agree that the assignment from Founders to Houston American shall be executed as soon as possible after obtaining Lessor’s consent to assign. In the event the consenting Lessor requires information about Houston American prior to consenting to assign the Lease, Houston American agrees to cooperate and provide all information necessary to Founders to assist in obtaining the Lessor’s consent.

2.	On or before February 28, 2017, the Parties shall execute a JOA in substantially the form of Exhibit C attached hereto, naming Founders or its sister entity, Founders Oil and Gas Operating, LLC, as operator (“Operator”) and Houston American as non-operator and governing the operations for each well within the Prospect. On or before July 1, 2017, unless otherwise agreed to by the Parties, the Operator shall commence actual drilling for the ITW on the Prospect as further set forth in the JOA. The JOA shall be construed with and constitute an integral part of this Agreement and shall govern the operation of the oil and gas leases and all operations within the Prospect. In the event the terms of the JOA shall be in conflict with this Agreement, the terms of the JOA shall control. The Parties agree to execute a Memorandum of Operating Agreement (“Memorandum”) in the form attached hereto as Exhibit D. The Memorandum shall be filed in clerk’s official public records in Reeves County, Texas.

3.	Houston American shall bear and pay based on its WI all costs of drilling the ITW and all subsequent wells drilled in the Prospect in accordance with the terms of the JOA. Notwithstanding anything else contained herein to the contrary, the Parties acknowledge that the Prospect is subject to a 5% working interest back-in after payout to Greg McCabe, or his designee (the “McCabe Back-In”), and the details of such back-in shall be set out in detail by separate agreement as well as the JOA. The Parties shall bear their proportionate share of the McCabe Back-in.

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January 3rd 2017

4.	If the Leases cover less than the entire fee mineral interest in the lands covered by the Lease or if Founders owns less than the full leasehold estate in the Lease, the respective interest in the Leases of Founders and Houston American shall be proportionately reduced. Additionally, in the event of the pooling of the Leases in accordance with the terms of the Leases by the Operator, in accordance with the terms of the JOA, the interest of the Parties shall be computed and paid in proportion that the surface of the Leases included in such pooled unit bears to the total surface area included in such pooled unit.

5.	Once final lease acquisition has been completed, drill site or drilling unit title approved, and a drilling rig scheduled, Operator shall forward an Authority for Expenditure (“AFE”) for the drilling of the ITW along with a generalized well procedure as set out in the JOA. The JOA shall govern all operations conducted on the Prospect. The costs of drilling ITW and each subsequent Well to casing point shall include, but not be limited to the following:

	a.	Obtaining Title Opinion and costs for obtaining all necessary curative materials;

	b.	Staking and building location and road;

	c.	Drilling the ITW and subsequent Wells to the objective depth in accordance with the JOA;

	d.	Insurance and permit fees; and

	e.	All logging, coring, testing and other open-hole evaluations.

6.	Subject to the terms set forth in the JOA, any notice required hereunder shall be in writing and shall be delivered via US Mail, courier facsimile or overnight private mail service. Notice shall be deemed given when received by the Party to whom it is addressed. The address at which a Party hereto is to receive notice may be changed from time to time by such Party by giving written notice of the new address to the other Party.

Notices shall be delivered to:

Houston American Energy Corp.	Founders Oil & Gas, Inc.
801 Travis, Suite 1425	113 Corporate Drive
Houston, TX 77002	Midland, TX 79705
Attention: John P. Boylan	Attention: Brian M. Sirgo
Email: jpb@houstonamerican.com	Email:bmsirgo@foundersoilandgas.com
Facsimile: 713-222-0345	Facsimile: 432-684-7777

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January 3rd 2017

7.	The rights and liabilities herein of Parties shall be individual and several and not joint or collective. The Parties do not intend to create a mining partnership or other partnership or association between themselves or to render themselves liable as partners or associates. Nothing herein shall be construed as an authorization of one party hereto to act as general agent for the other party or to permit either party to act for or on behalf of the other party outside the terms of this Agreement and the JOA.

8.	This Agreement shall be binding upon and shall inure to the benefit of the Parties and, except as otherwise prohibited, their respective successors and assigns, provided that nothing contained in this Agreement, or implied herein, is intended to confer upon any other person or entity any benefits, rights or remedies. This Agreement may not be assigned by either Party, in whole or in part, without the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any subsequent assignment that has been approved by the other Party hereunder shall contain a provision indicating that the assignment is made subject to this Agreement and the JOA and the assignee shall agree to be bound by the terms and conditions hereof.

9.	This Agreement, together with the Exhibits hereto, represents the entire agreement between the Parties with respect to the subject matter hereof and replaces all previous agreements, oral or written, made and entered into between the Parties. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Parties hereto.

10.	This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without reference to its conflict of law provisions. Should any provision of this Agreement be declared unenforceable by operation of law or by reason of ambiguity, the remaining provisions of this Agreement shall nonetheless remain in full force and effect and the unenforceable provision shall be modified so as to conform to the intent of the Parties with respect to such provision.

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January 3rd 2017

11.	This Agreement is subject to approval by Houston American’s board of directors. And, as the amount of capital required to commit to this project is subject to Houston American’s ability to raise this amount in the public markets, this offer is made subject to suitable financing. A resulting capital raise of this size in the public markets may subject Houston American to Securities and Exchange rules requiring a favorable vote by a majority of Houston American’s shareholders. Therefore, this Agreement could be subject to a shareholder vote for final approval.

12.	This Agreement may be executed in counterpart and each counterpart shall be deemed an original for all purposes and shall be binding upon each Party executing the same, whether or not executed by all Parties hereto.

13.	This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until such time as the first of the following occurs: (i) Founder does not receive an executed copy of this Agreement, or (ii) Founders has not received from Houston American the Lease Bonus amount as provided by Paragraph 2 above on or before February 28, 2017, or (iii) Houston American has executed the JOA and received the assignment of its interest in the Leases from Founders as provided for herein fulfilling the obligations set forth on this Agreement. Upon termination of this Agreement, any and all ongoing relationship between the Parties will be governed by the JOA.

If the foregoing correctly sets forth your understanding of our agreement, please indicate your acceptance by your execution as set forth below and return a fully executed copy of this Agreement.

Founders Oil and Gas III, LLC

By:	/s/ Brian M. Sirgo
Brian M. Sirgo, President

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January 3rd 2017

Agreed to and accepted this 4th day of January, 2017.

Houston American Energy Corp.

By:	/s/ John P. Boylan
John P. Boylan, President

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